FIRST LEASE MODIFICATION AGREEMENT

First Lease Modification Agreement ("First Modification") dated as of May 14, 2008 between MED 469 LLC; Rector 469 LLC and TPP 469 LLC, c/o Williams U.S.A. Realty Services, Inc., 380 Madison Avenue, New York, New York, 10017 (hereinafter collectively referred to as the "Landlord") and Traffix, Inc. ("Tenant").

WHEREAS, by a lease agreement dated as of April 14, 2008 (hereinafter referred to as the “Lease”), Tenant leased from Landlord a portion of the tenth (10th) floor known as Room 1001(hereinafter referred to as the "Original Demised Premises") in the building known as 469 Seventh Avenue, New York, New York (the "Building") for a term which is to expire on September 30, 2018; and

WHEREAS, Landlord and Tenant now desire to amend the Lease to (i) provide for Tenant to rent additional office space consisting of a portion of the tenth floor known as Room 1002 and as shown on the plan attached hereto (the “Additional Space”); and (ii) otherwise modify the terms of the Lease as provided below;

NOW THEREFORE, in consideration of the mutual covenants herein contained the parties hereto mutually covenant and agree as follows:

1.   Effective as of the Additional Space Commencement Date, as such term is defined below, Landlord shall deliver, and Tenant shall accept the Additional Space in broom clean and otherwise in its "as is" condition, and the following amendments to the Lease with respect to the Additional Space only shall become effective, the intent herein being that Tenant shall pay both (a) the charges set forth in the Lease in the manner set forth in the Lease for the Original Demised Premises plus (b) the charges set forth herein for the Additional Space. Thereupon, the premises demised to Tenant under the Lease shall be deemed to consist of the Additional Space and the Original Demised Premises, and the leasing of such Additional Space shall be upon all of the terms and conditions contained in the Lease except that no work, work allowance or rent concession is to be performed or granted by Landlord with respect to the Additional Space except as otherwise expressly set forth herein and the following amendments to the Lease shall become effective:

(i)           the "annual rental rate" with respect to solely to the Additional Space shall be:

a)            $215,213.00 per year from the Additional Space Commencement Date to the last day of the First (1st) “Lease Year” (defined below);

b)            $221,669.00 per year from the first day of the Second (2nd) Lease Year to the last day of the Second (2nd) Lease Year;

c)            $228,319.00 per year from the first day of the Third (3rd) Lease Year to the last day of the Third (3rd) Lease Year;

d)            $235,169.00 from the first day of the Fourth (4th) Lease Year to the last day of the Fourth (4th) Lease Year;

e)            $242,224.00 per year from the first day of the Fifth (5th) Lease Year to the last day of the Fifth (5th) Lease Year;

f)             $263,228.00 per year from the first day of the Sixth (6th) Lease Year to the last day of the Sixth (6th) Lease Year;

g)            $271,125.00 per year from the first day of the Seventh (7th) Lease Year to the last day of the Seventh (7th) Lease Year;

h)            $279,258.00 per year from the first day of the Eighth (8th) Lease Year to the last day of the Eighth (8th) Lease Year;

i)             $287,636.00 per year from the first day of the Ninth (9th) Lease Year to the last day of the Ninth (9th) Lease Year;

j)             $296,265.00 per year from the first day of the Tenth (10th) Lease Year to the last day of the Tenth (10th) Lease Year; and

k)            $305,153.00 per year from the first day of the Eleventh (11th) Lease Year to January 31, 2019;

(ii)           the percentage utilized for computing additional rent due to Real Estate Tax Increases as set forth in Article 35 of the Lease with respect to the Additional Space shall be 1.831;

(iii) the additional rent due for the use of water, as set forth in Article 64 of the Lease, and the contract price for sprinkler advisory service, as set forth in Article 65 of the Lease with respect to the Additional Space, shall each be $37.00;

(iv)           Article 76.02 (2) of the Lease shall be deemed deleted from the Lease and replaced with the following Article 76.02: “76.02 (2)  Provided all of the conditions set forth in subparagraph 76.02(1)(i), (ii) and (iii) above have been met, the Letter of Credit referred to in this article shall be reduced on the 3rd anniversary of the Commencement Date by $116,150.24  and on the 5th anniversary of the Commencement Date by $116,150.24 so that if Tenant meets all of the requirements set forth in subparagraph 76.02(1) above the Letter of Credit shall ultimately be reduced to $232,300.50. On or after each such date, Tenant shall request in writing of Landlord as to whether the applicable conditions have been met, and, if so, Landlord shall authorize Tenant to direct the issuer of the Letter of Credit to issue an amendment thereto reducing the amount as provided herein, and Landlord agrees to execute and accept such amendment and return it to Tenant.”

(v) the provisions of Article 77 of the Lease shall be applicable with respect to the Additional Space except that the “Landlord Maximum Contribution” as such term is defined therein shall be modified so as to mean “$160,265.00” with respect to the Additional Space.

(vi) Article 78 of the Lease shall be deemed deleted therefrom;

(vii)           For purposes of this First Modification,  the term (A) Additional Space Commencement Date shall mean the date  which  (i)  which is three (3) business days after the date in which Landlord gives notice to Tenant that the Landlord’s Work, as such term is defined herein, required to be performed by Landlord, solely with respect to Additional Space has been “substantially completed”, or (ii) which Tenant (or its agent) enters, uses or occupies any portion of the Additional Space, the earlier of which to occur.; and (B)"substantially completed” shall be deemed to mean the date when Landlord's Work shall have been completed with the exception of punch list items and insubstantial details which do not prevent Tenant from conducting its business in the Additional Space.

 (viii) For purposes of this First Lease Modification, the First "Lease Year" shall mean the period from the Additional Space Commencement Date through the last day of the month in which the anniversary of the Additional Space Commencement Date occurs unless the Additional Space Commencement Date is the first day of the month, in which event the First Lease Year shall end on the date preceding the first anniversary thereof.  Each successive Lease Year shall mean successive twelve (12) calendar months and the Eleventh Lease Year shall end on September  30, 2018;

2.	Landlord agrees to perform the following work within the Additional Space:

(i)
Demolish and remove all existing interior non-load bearing drywall partitions and other installations, inclusive of the existing air-conditioning unit, if any, from the demised premises, and bring the wiring associated with the Landlord’s Class E fire alarm system to a designated point of the Additional Space and Tenant shall thereafter be responsible to connect same to the designated points of the Class E fire alarm system.  Landlord will leave the existing Class E devices (speaker, strobes etc.) and wiring in place or hanging from the ceiling. Landlord will remove the wooden radiator enclosures, if any, but will not remove the metal fin covers.

(ii)
Remove existing air-conditioning unit and window unit and replace same with one (1) new building standard ten (10) ton air-conditioning unit in location as designated by Tenant and approved by Landlord, and replace the window openings that have louvers with new windows. Tenant shall, at its sole cost and expense, be responsible for any and all related distribution ductwork.

(iii)	Deliver the existing windows clean and in working order;

(iv)	Remove all existing flooring down to the concrete.

Items (i) (ii) (iii) and (iv) above and the matters described in Section 6 below are hereinafter collectively referred to as the “Landlord’s Work”)

3.           Anything contained herein to the contrary notwithstanding, Tenant's obligations to pay the "Fixed Rent" with respect to the Additional Space shall commence as of the date (the "Rent Date") which is one hundred thirty five (135) days after the Additional Space Commencement Date except that Tenant shall pay all additional rent otherwise payable hereunder including, without limitation, charges attributable to electric service as of the Additional Space Commencement Date.

4.           Landlord and Tenant warrant and represent to each other that they have had no dealings with any broker or agent except Williams Real Estate Co. Inc., and Kaufman/Adler Realty LLC  in connection with this First Modification and covenant and agree to hold harmless and indemnify each other from and against any and all costs, expenses or liability for any compensation, commissions, fees and charges claimed by any other broker or agent with respect to this First Modification or the negotiation thereof based on the actions of the indemnifying party, its agents or representatives. The obligations of each party contained herein shall survive the expiration and/or earlier termination of the Lease.

5.           Upon execution of this First Modification, Tenant shall furnish to Landlord an amendment to the Letter of Credit which increases the face amount thereof by $152,876.00.

6.           Promptly subsequent to the full execution of this First Modification and delivery of same to both parties hereto and prior to completion of Landlord’s Work, Landlord agrees, with respect to the Additional Space, to provide Tenant with an ACP-5 certificate, or comparable certificate providing in effect that plans for alterations to be performed to the Additional Space may be filed by the New York City Department of Buildings as a “no asbestos” project and that no action need be taken regarding asbestos with respect to the Additional Space.  In addition, Landlord will be responsible, at its sole cost and expense, as part of Landlord’s Work to promptly encapsulate or remove any friable asbestos in the Additional Space, provided however that any violations of laws relating to asbestos not introduced by Tenant, its contractors and/or its invitees or caused by Tenant’s construction shall be remedied by Tenant at its sole cost and expense.

7.           This First Modification may not be changed, modified or canceled orally and shall be binding upon and inure to the benefit of the respective parties hereto, their successors, and except as otherwise provided in the Lease, their assigns.

8.            As modified and extended by this First Modification, the Lease is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first above written.

Witness for Landlord:	Landlord:

MED 469 LLC; Rector 469 LLC and TPP469 LLC

BY:
Martin Meyer, Authorized Signatory

Witness for Tenant:	Tenant:

Traffix Inc.

BY: